                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-72791

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT Issued July 9, 1999 (Subject to Completion)

(To Prospectus Dated April 1, 1999)

                                $

                              BANK ONE CORPORATION

                  $                         % NOTES DUE
                  $                         % NOTES DUE
                            ------------------------
                  Interest payable on           and

                            ------------------------

THE   % NOTES WILL MATURE ON           AND THE   % NOTES WILL MATURE ON
          . THE COMPANY WILL NOT HAVE THE RIGHT TO REDEEM THE   % NOTES AND THE
  % NOTES BEFORE THEIR SCHEDULED MATURITY UNLESS CERTAIN EVENTS OCCUR INVOLVING U.S. TAXATION.

                            ------------------------

THE COMPANY HAS APPLIED TO HAVE THE NOTES LISTED ON THE LUXEMBOURG STOCK
EXCHANGE.

                            ------------------------

            PRICE OF THE   % NOTES,   % AND ACCRUED INTEREST, IF ANY

            PRICE OF THE   % NOTES,   % AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                  UNDERWRITERS
                                                    PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                                     PUBLIC        COMMISSIONS       COMPANY
                                                  ------------    -------------    ------------
Per   % Note....................................       %               %                %
  Total.........................................  $                $               $
Per   % Note....................................       %               %                %
  Total.........................................  $                $               $

                            ------------------------

The United States Securities and Exchange Commission, state securities regulators, the Luxembourg Stock Exchange or any foreign governmental agencies have not approved or disapproved these Notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Banc One Capital Markets, Inc. expect to
deliver the   % Notes and the   % Notes to purchasers in registered book-entry
form only, through the Depository Trust Company, Cedelbank or Euroclear, as the
case may be, on           , 1999.

                            ------------------------

                               Joint Bookrunners

MORGAN STANLEY DEAN WITTER                        BANC ONE CAPITAL MARKETS, INC.
             BEAR, STEARNS & CO. INC.

                            LEHMAN BROTHERS

                                        MERRILL LYNCH & CO.

                                                 SALOMON SMITH BARNEY
July   , 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Where You Can Find More Information...   S-3
BANK ONE CORPORATION..................   S-5
Ratios of Earnings to Fixed Charges...   S-5
Use of Proceeds.......................   S-5
Capitalization........................   S-6
Selected Consolidated Financial
  Data................................   S-7
Management............................   S-8
Description of Notes..................  S-11
United States Federal Taxation........  S-17
Underwriters..........................  S-21
Notice to Canadian Residents..........  S-23
Legal Opinions........................  S-24
Experts...............................  S-24
General Information...................  S-25

                                        PAGE
                                        ----
                 PROSPECTUS
About this Prospectus.................     2
Where You Can Find More Information...     2
Forward-looking Statements............     3
BANK ONE CORPORATION..................     4
Ratio of Earnings to Fixed Charges....     4
Use of Proceeds.......................     4
Regulatory Matters....................     5
Description of Debt Securities........     9
Senior Securities.....................    14
Subordinated Securities...............    15
Description of Debt Warrants..........    19
Description of Currency Warrants......    21
Description of Stock-Index Warrants...    22
Description of Other Warrants.........    24
Description of Preferred Stock........    25
Description of Depositary Shares......    29
Description of Existing Preferred
  Stock and Preferred Purchase
  Units...............................    32
Description of Preferred Stock
  Warrants............................    33
Description of Common Stock
  Warrants............................    34
Description of Common Stock...........    35
Plan of Distribution..................    36
Legal Opinions........................    38
Experts...............................    38

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. In this prospectus supplement and the accompanying prospectus, the "Company," "we," "us" and "our" refer to BANK ONE CORPORATION.

     If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the prospectus.

This prospectus supplement and the attached prospectus and pricing supplement may be used by affiliates of the Company, including Banc One Capital Markets, Inc., in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.
                            ------------------------

     The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriters."

     This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

     We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Bankers Trust Luxembourg S.A., 14, Boulevard F.D. Roosevelt, L-2450 Luxembourg.

     The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriters."

     References herein to "$" and "dollars" are to the currency of the United States.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the distribution of the securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Company and the Company's securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act of 1934. Our predecessor corporations, BANC ONE CORPORATION ("BANC ONE") and First Chicago NBD Corporation ("FCN"), filed similar information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC.

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about the Company, BANC ONE and FCN at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus incorporates by reference the documents listed below that the Company previously filed with the SEC. They contain important information about us.

             COMPANY SEC FILINGS                                  PERIOD
             -------------------                                  ------
Annual Report on Form 10-K...................  Year ended December 31, 1998
Quarterly Report on Form 10-Q................  Quarter end March 31, 1999
Current Reports on Form 8-K..................  Dated:
                                               - January 19, 1999
                                               - April 20, 1999
                                               - May 18, 1999
                                               - June 15, 1999

     The Company incorporates by reference additional documents that it may file with the SEC between the date of this prospectus and the termination of the offering of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge; excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                               Investor Relations
                              BANK ONE CORPORATION
                            One First National Plaza
                               Mail Code IL1-0738
                          Chicago, Illinois 60670-0738
                            Telephone (312) 732-4812

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, such documents are also available free of charge at the offices of Bankers Trust Luxembourg S.A., 14, Boulevard F.D. Roosevelt, L-2450 Luxembourg.

                              BANK ONE CORPORATION

     BANK ONE CORPORATION (the "Company") is a multi-bank holding company organized in 1998 under the laws of the State of Delaware to effect the merger, effective October 2, 1998 (the "Merger"), of First Chicago NBD Corporation ("FCN") with BANC ONE CORPORATION ("BANC ONE").

     Through its bank subsidiaries, the Company provides domestic retail banking, worldwide corporate and institutional banking, and trust and investment management services. The Company operates banking offices in Arizona, Colorado, Florida, Illinois, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. The Company also owns nonbank subsidiaries that engage in businesses related to banking and finance, including credit card and merchant processing, consumer and education finance, mortgage lending and servicing, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, leasing, community development and data processing.

     The Company is a legal entity separate and distinct from its affiliate banks and its nonbank subsidiaries (collectively, the "affiliates"). Accordingly, the right of the Company, and thus the right of the Company's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of the affiliate except to the extent that claims of the Company in its capacity as a creditor may be recognized. The principal sources of the Company's revenues are dividends, interest on loans and fees from its affiliates.

     Like its predecessors, the Company continually evaluates its business operations and organizational structures and routinely explores opportunities to
(i) acquire financial institutions and other financial services-related businesses and assets, and (ii) enter into strategic alliances to expand the scope of its services and its customer base. When consistent with its overall business strategy, the Company also will sell assets or exit certain businesses and markets.

     The Company's executive offices are located at One First National Plaza, Chicago, Illinois 60670, and the telephone number is (312) 732-4000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the Company, which are computed on the basis of the total enterprise (as defined by the SEC) by dividing earnings before fixed charges and income taxes by fixed charges, are set forth below for the periods indicated. Fixed charges consist principally of interest expense on all long- and short-term borrowings, excluding or including interest on deposits as indicated.

                                           THREE MONTHS
                                         ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                         ----------------  --------------------------------------
                                          1999     1998     1998    1997    1996    1995    1994
                                         -------  -------  ------  ------  ------  ------  ------
Earnings to Fixed Charges:
  Excluding interest expense on
     deposits..........................    3.0x     2.7x     2.3x    2.4x    2.6x    2.2x    2.6x
  Including interest expense on
     deposits..........................    1.8x     1.7x     1.5x    1.5x    1.6x    1.5x    1.6x

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes after deducting
underwriting commissions and discounts is estimated to be $          . The
Company currently intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include the reduction of its short-term indebtedness, investments at the holding company level, investments in or extensions of credit to its affiliates and other banks and companies engaged in other financial service activities and possible acquisitions. Pending such use, the Company may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its affiliates and the availability of other funds.

                                 CAPITALIZATION
                                  (UNAUDITED)

     The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1999 and as adjusted to reflect this offering. The table should be read in conjunction with the Company's consolidated financial statements and the related notes thereto included in the documents incorporated by reference herein. See "Where You Can Find More Information."

                                                                  MARCH 31, 1999
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN MILLIONS)
LONG-TERM DEBT
Long-term debt..............................................  $23,985
Guaranteed preferred beneficial interest in the
  corporation's junior subordinated debt....................    1,003        1,003
                                                              -------      -------
Total long-term debt........................................   24,988
                                                              -------      -------
STOCKHOLDERS' EQUITY
Preferred stock.............................................      190          190
Common stock -- $0.01 par value, 2,500,000,000 shares
  authorized, and 1,180,473,000 shares issued...............       12           12
Surplus.....................................................   10,734       10,734
Retained earnings...........................................   10,179       10,179
Accumulated other adjustments to stockholders' equity.......       96           96
Deferred compensation.......................................     (151)        (151)
Treasury stock at cost, 0 shares............................       --           --
                                                              -------      -------
     Total stockholders' equity.............................   21,060       21,060
                                                              -------      -------
     Total long-term debt and stockholders' equity..........  $46,048      $
                                                              =======      =======

     Other than as set forth in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein), there has been no material change in the consolidated capitalization of the Company since March 31, 1999.

     On May 18, 1999, the Company announced that its Board of Directors authorized the purchase of up to 65 million shares of its common stock. Such purchase will occur periodically over the next few years.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company for each of the years in the three year period ended December 31, 1998 and for the three month periods ended March 31, 1999 and March 31, 1998. This financial data is based on and derived from, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto for the respective periods, incorporated herein by reference. See "Where You Can Find More Information." The selected consolidated financial information for the Company reflects the Merger of BANC ONE and FCN. To conform with consistent methods of accounting, reclassification of certain revenue and expense items were made and the accounting treatment for certain postretirement transaction obligations were conformed with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

     The consolidated balance sheets of the Company as of December 31, 1998, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each year in the three-year period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants.

                                                                                     THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,               MARCH 31,
                                               --------------------------------    ----------------------
                                                 1998        1997        1996        1999          1998
                                               --------    --------    --------    --------      --------
                                                                    ($ IN MILLIONS)
INCOME SUMMARY
Interest income..............................  $ 17,524    $ 17,545    $ 17,064    $  4,196      $  4,354
Interest expense.............................     8,177       8,084       7,819       1,916         2,065
                                               --------    --------    --------    --------      --------
  Net interest income........................     9,347       9,461       9,245       2,280         2,289
Provision for credit losses..................     1,408       1,988       1,716         281           391
Net interest income after provision for           7,939       7,473       7,529       1,999         1,898
  credit losses..............................
Non-interest income..........................     8,071       6,694       5,994       2,590         1,916
Non-interest expense.........................    11,545       9,740       8,681       2,941         2,431
                                               --------    --------    --------    --------      --------
Income before income taxes...................     4,465       4,427       4,842       1,648         1,383
Income taxes.................................     1,357       1,467       1,611         497           450
                                               --------    --------    --------    --------      --------
Net income...................................  $  3,108    $  2,960    $  3,231    $  1,151      $    933
PERIOD ENDING BALANCES
Loans outstanding............................  $155,398    $159,579    $153,496    $154,850      $158,387
Total assets.................................   261,496     239,372     225,822     250,402       240,560
Total deposits...............................   161,542     153,726     145,206     153,699       153,817
Long term debt(1)............................    22,298      21,546      15,363      24,988        22,289
Common stockholders' equity..................    20,370      18,724      18,856      20,870        18,945
Total equity.................................    20,560      19,050      19,507      21,060        19,235
SELECTED FINANCIAL RATIOS
Return on average assets.....................      1.30%       1.29%       1.43%       1.85%(3)      1.59%(3)
Return on average common equity..............      15.9        15.8        17.5        22.9(3)       20.3(3)
Net interest margin(2).......................      4.52        4.75        4.70        4.30(3)       4.54(3)
Efficiency ratio.............................      65.8        59.7        56.3        60.0          57.4
Loans to deposits at period end..............        96         104         106         101           103
SELECTED CREDIT DATA
Net charge-offs to average loans.............      0.97%       1.21%       1.04%       0.73%(3)      1.05%(3)
Allowance for credit losses to loans at            1.46        1.77        1.75        1.47          1.76
  period end.................................
Non-performing assets at period end..........      $819        $670        $607      $1,148          $788
Non-performing assets to related assets......      0.53%       0.42%       0.40%       0.74%         0.50%
CAPITAL RATIOS (AT PERIOD END)
Common equity to assets......................       7.8%        7.8%        8.3%        8.3%          7.9%
Regulatory risk-based capital ratios
  Tier 1.....................................       7.9         8.2         9.5         8.2           8.3
  Total......................................      11.3        12.3        13.6        11.7          12.5
Leverage ratio...............................       8.0         7.8         8.9         8.0           7.9

---------------
(1) Includes Trust Preferred Capital Securities

(2) On a fully taxable equivalent basis

(3) Ratios for interim periods have been annualized

                                   MANAGEMENT

DIRECTORS

     The directors of the Company and their principal occupation and business address as of the date of this prospectus supplement are set forth in the following table:

NAME                                               BUSINESS ADDRESS AND PRINCIPAL OCCUPATION
----                                               -----------------------------------------
John H. Bryan.............................  Mr. Bryan is Chairman and Chief Executive Officer of
                                            Sara Lee Corporation. His business address is c/o Sara
                                              Lee Corporation, Three First National Plaza, Chicago,
                                              Illinois 60602.
Siegfried Buschmann.......................  Mr. Buschmann is Chairman and Chief Executive Officer of
                                            The Budd Company, President of Thyssen Holding
                                              Corporation and Chief Executive Officer of Thyssen
                                              Budd Automotive GmbH. His business address is c/o The
                                              Budd Company, 3155 West Big Beaver Road, Troy,
                                              Michigan 48007.
James S. Crown............................  Mr. Crown is a General Partner of Henry Crown and
                                            Company (Not Incorporated). His business address is c/o
                                              Henry Crown & Company, 222 North LaSalle Street,
                                              Chicago, Illinois 60601.
Bennett Dorrance..........................  Mr. Dorrance is a private investor and Chairman and
                                            Managing Director of DMB Associates, Inc. His business
                                              address is c/o DMB Associates, Inc., 4201 North 24th
                                              Street, Suite 120, Phoenix, Arizona 85016.
Dr. Maureen A. Fay, O.P. .................  Dr. Fay is President of the University of Detroit Mercy.
                                            Her business address is c/o University of Detroit Mercy,
                                              4001 West McNichols, Detroit, Michigan 48221.
John R. Hall..............................  Mr. Hall is the retired Chairman and Chief Executive
                                            Officer of Ashland, Inc. His business address is c/o
                                              Ashland, Inc., P.O. Box 391, Ashland, Kentucky 41114.
Verne G. Istock...........................  Mr. Istock has been a director and Chairman of the Board of BANK ONE CORPORATION since October 2, 1998.
                                              Previously, Mr. Istock was Chairman of First Chicago
                                              NBD from 1996 to 1998 and served as President and
                                              Chief Executive Officer from 1995 to 1998. Mr. Istock
                                              served as Chairman and Chief Executive Officer of NBD
                                              Bancorp, Inc. from 1994 until December 1995. His
                                              business address is One First National Plaza, Chicago,
                                              Illinois 60670.
Laban P. Jackson, Jr. ....................  Mr. Jackson is Chairman and Chief Executive Officer of
                                            Clear Creek Properties, Inc. His business address is c/o
                                              Clear Creek Properties, Inc., 2365 Harrodsburg Road,
                                              Suite B230, Lexington, Kentucky 40504.
John W. Kessler...........................  Mr. Kessler is Chairman of The New Albany Company, Marsh
                                              & McLennan Real Estate Advisors, Inc. and John W.
                                              Kessler Company. His business address is c/o The New
                                              Albany Company, 5906 E. Dublin-Granville Road, New
                                              Albany, Ohio 43054.

NAME                                               BUSINESS ADDRESS AND PRINCIPAL OCCUPATION
----                                               -----------------------------------------
Richard J. Lehmann........................  Mr. Lehmann has been Vice Chairman of the Board of BANK
                                              ONE CORPORATION since October 2, 1998. Previously, Mr.
                                              Lehmann served as President of BANC ONE CORPORATION
                                              from 1995 and chief operating officer from 1996 to
                                              1998. Mr. Lehmann was Chairman and Chief Executive
                                              Officer of Banc One Arizona Corporation and Bank One,
                                              Arizona, N.A. from 1991 to 1995. His business address
                                              is One First National Plaza, Chicago, Illinois 60670.
Richard A. Manoogian......................  Mr. Manoogian is Chairman and Chief Executive Officer of
                                              Masco Corporation and Chairman of MascoTech, Inc. His
                                              business address is c/o Masco Corporation, 21001 Van
                                              Born Road, Taylor, Michigan 48180.
William T. McCormick, Jr. ................  Mr. McCormick is Chairman and Chief Executive Officer of
                                              CMS Energy Corporation. His business address is c/o
                                              CMS Energy Corporation, 330 Town Center Drive,
                                              Dearborn, Michigan 48126.
John B. McCoy.............................  Mr. McCoy has been President and Chief Executive Officer of BANK ONE CORPORATION since October 2, 1998.
                                              Previously Mr. McCoy served as Chairman of BANC ONE
                                              CORPORATION from 1987 until 1998, and as President of
                                              BANC ONE from 1983 to 1987. His business address is
                                              One First National Plaza, Chicago, Illinois 60670.
Thomas E. Reilly, Jr. ....................  Mr. Reilly is Chairman and Chief Executive Officer of
                                            Reilly Industries, Inc. His business address is c/o
                                              Reilly Industries, Inc., 300 North Meridian Street,
                                              Indianapolis, Indiana 46204.
John W. Rogers, Jr. ......................  Mr. Rogers is President and founder of Ariel Capital
                                              Management, Inc. His business address is c/o Ariel
                                              Capital Management, Inc., 307 North Michigan Avenue,
                                              Chicago, Illinois 60601.
Thekla R. Shackelford.....................  Ms. Shackelford is an education consultant and founded
                                            School Selection Consulting. Her business address is
                                              6020 Havens Road, Gahanna, Ohio 43230.
Alex Shumate..............................  Mr. Shumate is the Office Managing Partner of Squire,
                                              Sanders & Dempsey LLP. His business address is c/o
                                              Squire, Sanders & Dempsey LLP, 41 South High Street,
                                              Suite 1300, Columbus, Ohio 43215.
Frederick P. Stratton, Jr. ...............  Mr. Stratton is Chairman and Chief Executive Officer of
                                              Briggs & Stratton Corporation. His business address is
                                              c/o Briggs & Stratton Corporation, P.O. Box 702,
                                              Milwaukee, Wisconsin 53201.
John C. Tolleson..........................  Mr. Tolleson is Chief Executive Officer of The Tolleson
                                            Group and a General Partner in Arena Capital Partners,
                                              LLC. He served as Chairman of the Board of Paymentech,
                                              Inc. from December 1995 until October 1998. Mr.
                                              Tolleson also served as Chairman of the Board and
                                              Chief Executive Officer of First USA, Inc. from August
                                              1989 until June 1997, and of First USA's predecessor
                                              since its formation in May 1985. His business address
                                              is c/o The Tolleson Group, 5500 Preston Road, Dallas,
                                              Texas 75205.

NAME                                               BUSINESS ADDRESS AND PRINCIPAL OCCUPATION
----                                               -----------------------------------------
David J. Vitale...........................  Mr. Vitale has been Vice Chairman of the Board of BANK
                                              ONE CORPORATION since October 2, 1998. He served as
                                              Vice Chairman of First Chicago NBD Corporation from
                                              1995 to 1998, was Vice Chairman of First Chicago
                                              Corporation from 1993 to 1995 and served as the
                                              President of The First National Bank of Chicago from
                                              1995 to 1998. His business address is One First
                                              National Plaza, Chicago, Illinois 60670.
Robert D. Walter..........................  Mr. Walter is Chairman and Chief Executive Officer of
                                            Cardinal Health, Inc. His business address is c/o
                                              Cardinal Health, Inc., 7000 Cardinal Place, Dublin,
                                              Ohio 43017.

EXECUTIVE OFFICERS

     In addition to the directors named above, the following persons, all of whom are full-time employees of the Company, hold the offices indicated in the following table as of the date of this prospectus supplement.

NAME                                                        OFFICE
----                                                        ------
Verne G. Istock.................  Chairman of the Board
John B. McCoy...................  Chief Executive Officer and President
Richard J. Lehmann..............  Vice Chairman
David J. Vitale.................  Vice Chairman
Marvin W. Adams.................  Executive Vice President and Chief Technology Officer
William P. Boardman.............  Senior Executive Vice President
David P. Bolger.................  Executive Vice President
Sherman I. Goldberg.............  Executive Vice President, General Counsel and Secretary
W.G. Jurgensen..................  Executive Vice President
David J. Kundert................  Executive Vice President
Timothy P. Moen.................  Executive Vice President
Susan S. Moody..................  Executive Vice President
Robert A. O'Neill, Jr...........  Executive Vice President and General Auditor
Robert A. Rosholt...............  Executive Vice President and Chief Financial Officer
Ronald G. Steinhart.............  Executive Vice President
Geoffrey L. Stringer............  Executive Vice President
Kenneth T. Stevens..............  Executive Vice President
Richard W. Vague................  Executive Vice President
Richard R. Wade.................  Executive Vice President
Donald A. Winkler...............  Executive Vice President

     Such employment is conducted at one of the following corporate locations of BANK ONE: One First National Plaza, Chicago, Illinois 60670; 201 North Walnut Street, Wilmington, Delaware 19801; 1111 Polaris Parkway, Columbus, Ohio 43240; or 100 East Broad Street, Columbus, Ohio 43215.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the      % Notes due
     (the "     % Notes") and the      % Notes due                (the "     %
Notes") offered hereby (referred to in the prospectus as the "Debt Securities" or "Senior Securities") supplements the description of the general terms and
provisions of the Debt Securities included in the prospectus. The      % Notes
and the      % Notes are collectively referred to in this prospectus supplement as the "Notes". The following summary of the Notes is qualified in its entirety by reference in the prospectus to the description of the Senior Indenture originally dated as of March 3, 1997, as amended as of October 2, 1998, between the Company and The Chase Manhattan Bank, as trustee (the "Senior Indenture").

GENERAL

     The      % Notes will be limited to $          in aggregate principal
amount and will mature at par on             . The      % Notes will be limited
to $          in aggregate principal amount and will mature at par on
               . The Notes will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company, subject to certain statutory exceptions in the event of liquidation upon insolvency. The Notes will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registerable, through the Depositary as described below.

     Each      % Note will bear interest from             , 1999 at the annual
rate of           . Each      % Note will bear interest from             , 1999
at the annual rate of           . Interest on the Notes will be payable
semiannually on             and             , commencing             , to the
person in whose name such Note is registered at the close of business on the
preceding             or             . Interest payable at the maturity of the
Notes will be payable to the registered holder of the Note to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

     Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

     The      % Notes and the      % Notes will each constitute a separate
series of Debt Securities under the Senior Indenture.

     The Company will not redeem the Notes prior to maturity unless it chooses to upon the occurrence of certain events involving U.S. taxation. See "-- Tax Redemption" below.

     The Company may, without the consent of the holders of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable Notes. Any additional notes having such similar terms, together with the applicable Notes, will constitute a single series of notes under the Senior Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the applicable series of Notes.

     As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or the city of Chicago, Illinois.

     The Company has appointed Chase Manhattan Bank Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the Notes in definitive form. As long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "-- Notices" below.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of the Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, Cedelbank or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The Company makes no representation as to the accuracy or completeness of such information.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a bank. Cedelbank holds securities for its customers ("Cedelbank Customers") and facilitates the clearance and settlement of securities transactions between Cedelbank Customers through electronic book-entry transfers between their accounts. Cedelbank provides to Cedelbank Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Cedelbank is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Cedelbank Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Cedelbank's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Cedelbank is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Customer.

     Distributions with respect to the Notes held through Cedelbank will be credited to cash accounts of Cedelbank Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

     The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

     Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the Notes will be able to receive payments (including principal and interest) on the Notes and effect transfer of the Notes at the offices of the Company's paying and transfer agent in Luxembourg, Chase Manhattan Bank Luxembourg S.A.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Cedelbank, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Cedelbank and within Euroclear and between Cedelbank and Euroclear in accordance with procedures established for these purposes by Cedelbank and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Cedelbank and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Cedelbank, Euroclear and DTC.

     A further description of the Depositary's procedures with respect to the Global Notes is set forth in the prospectus under "Global Securities." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedelbank Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedelbank Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of interests in the Notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Cedelbank Customers or Euroclear Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of interests in the Notes by or through a Cedelbank Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX REDEMPTION

     The Notes may be redeemed as a whole, at the option of the Company at any time prior to maturity, upon the giving of a notice of redemption as described below, if the Company determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, the Company has or will become obligated to pay Additional Amounts (as defined below) with respect to such Notes as described below under "Payment of Additional Amounts." The Notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company will deliver to the Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent counsel satisfactory to such Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Note were then due.

     Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with "Notices" below.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to the beneficial owner of any Note who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on such Note and any other amounts payable on such Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. The Company will not, however, be required to make any payment of Additional Amounts to any such beneficial owner for or on account of:

          (a) any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by or on behalf of the beneficial owner of any such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

          (c) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

          (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

          (e) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (f) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a controlled foreign corporation that is related directly or indirectly to the Company through stock ownership; or

          (g) any combination of items (a), (b), (c), (d), (e) or (f);

nor shall Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

     The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

NOTICES

     Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

REPLACEMENT NOTES

     In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the Trustee. Any such definitive Note will be replaced by the Trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as the Company and the Trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.

                         UNITED STATES FEDERAL TAXATION

     The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original beneficial owners purchasing Notes at the "issue price," that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES PERSONS

     For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is for United States federal income tax purposes
(i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Partnerships are subject to special tax rules and should contact their tax advisors.

PAYMENTS OF INTEREST

     Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

     In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. The Company, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

     As used herein, the term "non-United States person" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

INCOME AND WITHHOLDING TAX

     Subject to the discussion of backup withholding below:

          (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1)(i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note provides an IRS Form W-8 or W-8 BEN certifying to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds an interest in the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form 1001 or W-8 BEN claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form 4224 or W-8 ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. Some of these procedures may change after December 31, 2000.

          (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

          (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Company entitled to vote and, at the time of such individual's death the income on the Note would not have been effectively connected with a United States trade or business of the individual.

     If a non-United States person owning a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

     Each owner of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the owner will not be entitled to any additional amounts from the Company described under the heading "Description of Notes -- Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign owners of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current Treasury Regulations, backup withholding (imposed at the rate of 31%) will not apply to payments made by the Company or a Paying Agent to an owner in respect of a Note if the certifications described above are received, provided in each case that the Company or the Paying Agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes or a foreign person with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Non-United States persons owning Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITERS

     Under the terms and subject to the conditions set forth in the Underwriting
Agreement, dated             (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

                                                          PRINCIPAL   PRINCIPAL
                                                          AMOUNT OF   AMOUNT OF
NAME                                                       % NOTES     % NOTES
----                                                      ---------   ---------
Morgan Stanley & Co. Incorporated.......................  $           $
Banc One Capital Markets, Inc...........................
Bear, Stearns & Co. Inc.................................
Lehman Brothers Inc.....................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...............................
Salomon Smith Barney Inc. ..............................
                                                          --------    --------
          Total.........................................  $           $
                                                          ========    ========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters propose initially to offer part of the Notes to the public at the public offering prices set forth on the cover page hereof and in part to certain dealers at prices that represent a concession not in excess of % of
the principal amount of the    % Notes and    % of the principal amount of the
     % Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of % of the principal amount of the % Notes and
   % of the principal amount of the % Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     One of the Underwriters, Banc One Capital Markets, Inc. ("BOCM"), is an affiliate of the Company. The participation of BOCM in the offer and sale of the Notes as described herein complies and will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding the offer and sale of securities of an affiliate. No NASD member participating in offers and sales of securities will execute a transaction in the Notes in a discretionary account without the prior specific written approval of the member's customer. Any obligation of BOCM is the sole obligation of BOCM, and does not create any obligation on the part of the Company or any other affiliate of BOCM.

     This prospectus supplement and prospectus may be used by BOCM in connection with offers and sales related to secondary market transactions in the Notes. BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment transactions with the Company.

     The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

     Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

     In particular, each Underwriter has represented and agreed that:

          (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

          (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

          (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. The Company has been advised by the Underwriters for the Notes that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     Expenses associated with this offering, to be paid by the Company, are
estimated to be $          .

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     It is expected that delivery of the Notes will be made against payment
therefor on or about             , 1999, which is the   business day following
the date of this prospectus supplement (such settlement cycle being referred to in this prospectus supplement as "T+ "). The ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business day may be affected by T+ settlement.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws or an offering memorandum, (ii) where required by law, such purchaser is purchasing as principal and not as agent, (iii) if in Quebec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and (iv) such purchaser has reviewed the terms above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada on the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR No. 95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                                 LEGAL OPINIONS

     The validity of the Notes will be passed upon for the Company by Sherman I. Goldberg, Esq., General Counsel and Secretary of the Company, and for the Agents by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Cravath, Swaine & Moore has represented and continues to represent the Company from time to time in other matters.

     As of May 31, 1999, Sherman I. Goldberg was the record and beneficial owner of 396,008 shares of common stock of the Company and held options to purchase 245,817 shares of common stock of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as expert in accounting and auditing in giving said report.

                              GENERAL INFORMATION

LISTING

     Application has been made to list the    % Notes and the      % Notes on
the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Senior Indenture and the Company's current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Bankers Trust Luxembourg S.A., in Luxembourg. Bankers Trust Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes. In addition, copies of the above reports of the Company may be obtained free of charge at such office. The Underwriting Agreement will be available for inspection at Bankers Trust Luxembourg S.A. Bankers Trust Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes so long as the Notes are in global form.

     The Independent Accountants of the Company are Arthur Andersen LLP, Chicago, Illinois.

MATERIAL CHANGE

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Company since March 31, 1999.

LITIGATION

     Other than as disclosed or contemplated in the documents incorporated herein by reference, neither the Company nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Company is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

AUTHORIZATION

     Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of the Company on February 16, 1999.

GOVERNING LAW

     The Notes, the Senior Indenture and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

IDENTIFICATION NUMBERS

     The Notes have been accepted for clearing through Euroclear and Cedel. The
   % Notes have been assigned Euroclear and Cedel Common Code No.           ,
International Security Identification Number (ISIN) No. US           and CUSIP
No.           . The      % Notes have been assigned Euroclear and Cedel No.
       , International Security Identification Number (ISIN) No. US        and
CUSIP No.        .

                        PRINCIPAL OFFICE OF THE COMPANY

                            One First National Plaza
                            Chicago, Illinois 60670

                             TRUSTEE AND REGISTRAR

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                              Chase Manhattan Bank
                                Luxembourg S.A.
                                 5 rue Plaetis
                               L-2338 Luxembourg

                                 LISTING AGENT

                         Bankers Trust Luxembourg S.A.
                          14, Boulevard F.D. Roosevelt
                               L-2450 Luxembourg

                                 LEGAL ADVISERS

                To the Company                              To the Underwriters
           as to United States Law                        as to United States Law
          Sherman I. Goldberg, Esq.                       Cravath, Swaine & Moore
             BANK ONE CORPORATION                            825 Eighth Avenue
           One First National Plaza                       New York, New York 10019
           Chicago, Illinois 60670

                                 To the Company
                        as to the United States Tax Law
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                            New York, New York 10019

                            AUDITORS TO THE COMPANY

                              Arthur Andersen LLP
                             33 West Monroe Street
                            Chicago, Illinois 60603

PROSPECTUS                                                       [BANK ONE LOGO]
                              BANK ONE CORPORATION
               ONE FIRST NATIONAL PLAZA, CHICAGO, ILLINOIS 60670
                                 (312) 732-4000

                                $10,000,000,000
                       DEBT SECURITIES AND DEBT WARRANTS
           CURRENCY WARRANTS, STOCK-INDEX WARRANTS AND OTHER WARRANTS
        PREFERRED STOCK, DEPOSITARY SHARES AND PREFERRED STOCK WARRANTS
                     COMMON STOCK AND COMMON STOCK WARRANTS

     From time to time, we may sell any of the following securities:

     - DEBT SECURITIES which may be
      -- senior or subordinated in priority of payment
      -- convertible or exchangeable into other of our securities or the securities of another issuer

     - DEBT WARRANTS which would allow a buyer to purchase our debt securities

     - CURRENCY WARRANTS which would allow a buyer to receive a cash payment based on the difference in value between two currencies or currency units

     - STOCK-INDEX WARRANTS which would allow a buyer to receive a cash payment based on an increase or decrease in the level of a stock index

     - OTHER WARRANTS which would allow a buyer to purchase government securities, commodities or some other item or to receive a cash payment based upon the increase or decrease of some index other than a stock index

     - PREFERRED STOCK which may be convertible into our common stock or exchangeable for our debt securities

     - DEPOSITARY SHARES which represent a fractional share of our preferred stock

     - PREFERRED STOCK WARRANTS which would allow a buyer to purchase our preferred stock

     - COMMON STOCK

     - COMMON STOCK WARRANTS which would allow a buyer to purchase our common stock

     When we decide to sell a particular series of securities, we will prepare a Prospectus Supplement describing such securities offering and the particular terms of the securities. You should read this Prospectus and any Prospectus Supplement carefully.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "ONE".

     One or more of our subsidiaries may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this Prospectus and the related Prospectus Supplement in such transactions. Any such sale will be made at the prevailing market price at the time of sale.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF BANK ONE CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 1, 1999.

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time over approximately the next two years, sell any combination of the securities described in this Prospectus in one or more offerings up to a total dollar amount of $10,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 2 of this Prospectus.

     You should rely only on the information provided in this Prospectus and in any Prospectus Supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus, or any supplement to this Prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act that registers the distribution of the securities (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about the Company and the Company's securities. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus.

     In addition, we file reports, proxy statements and other information with the Commission under the Exchange Act. Our predecessor corporations, BANC ONE CORPORATION ("BANC ONE") and First Chicago NBD Corporation ("FCN"), filed similar information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the SEC.

     Public Reference Room        New York Regional Office      Chicago Regional Office
     450 Fifth Street, N.W.         7 World Trade Center            Citicorp Center
           Room 1024                     Suite 1300             500 West Madison Street
     Washington, D.C. 20549       New York, New York 10048             Suite 1400
                                                              Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about the Company, BANC ONE and FCN at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois.

     The Commission allows us to "incorporate by reference" information into this Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this document.

     This Prospectus incorporates by reference the documents listed below that the Company previously filed with the Commission. They contain important information about us.

                    COMPANY SEC FILINGS                                            PERIOD
                    -------------------                                            ------
Annual Report on Form 10-K.................................  Year ended December 31, 1998
Current Reports of Form 8-K................................  Dated:
                                                                 - January 19, 1999
The description of the Company Common Stock set forth in     Dated:
  our Current Report on Form 8-K...........................  - October 2, 1998

     The Company incorporates by reference additional documents that it may file with the Commission between the date of this Prospectus and the termination of the offering of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from us at the following addresses:

                               Investor Relations
                              BANK ONE CORPORATION
                            One First National Plaza
                                Mail Suite 0460
                            Chicago, Illinois 60670
                            Telephone (312) 732-4812

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its predecessors, BANC ONE and FCN, as well as certain information relating to the merger of BANC ONE and FCN to form the Company, including, without limitation, statements relating to the cost savings, revenue enhancement and restructuring charges estimated to result from the merger and statements preceded by, followed by or that included the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (a) expected cost savings and revenue enhancements from the merger may not be fully realized or realized within the expected time frame; (b) revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of BANC ONE and FCN may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which the Company is engaged; (h) technological changes (including the costs of remediating or failing to remediate "Year 2000" and "Euro" data systems compliance issues, including those of the Company and those of other persons by whom the Company's business may be affected) may be more difficult or expensive than anticipated; and (i) changes may occur in the securities and capital markets.

                              BANK ONE CORPORATION

     BANK ONE CORPORATION (the "Company") is a multi-bank holding company organized in 1998 under the laws of the State of Delaware to effect the merger, effective October 2, 1998 (the "Merger"), of First Chicago NBD Corporation ("FCN") with BANC ONE CORPORATION ("BANC ONE").

     Through its bank subsidiaries, the Company provides domestic retail banking, worldwide corporate and institutional banking, and trust and investment management services. The Company operates banking offices in Arizona, Colorado, Florida, Illinois, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. The Company also owns nonbank subsidiaries that engage in businesses related to banking and finance, including credit card and merchant processing, consumer and education finance, mortgage lending and servicing, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, leasing, community development and data processing.

     The Company is a legal entity separate and distinct from its affiliate banks and its nonbank subsidiaries (collectively, the "affiliates"). Accordingly, the right of the Company, and thus the right of the Company's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of the affiliate except to the extent that claims of the Company in its capacity as a creditor may be recognized. The principal sources of the Company's revenues are dividends, interest on loans and fees from its affiliates.

     Like its predecessors, the Company continually evaluates its business operations and organizational structures and routinely explores opportunities to
(i) acquire financial institutions and other financial services-related businesses and assets, and (ii) enter into strategic alliances to expand the scope of its services and its customer base. When consistent with its overall business strategy, the Company also will sell assets or exit certain businesses and markets.

     The Company's executive offices are located at One First National Plaza, Chicago, Illinois 60670, and the telephone number is (312) 732-4000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the Company, which are computed on the basis of the total enterprise (as defined by the Commission) by dividing earnings before fixed charges and income taxes by fixed charges, are set forth below for the periods indicated. Also set forth below are the ratios of earnings to combined fixed charges and preferred stock dividends, which are computed on the basis of the total enterprise by dividing earnings before fixed charges and income taxes by fixed charges and preferred stock dividend requirements for the periods indicated. Fixed charges consist principally of interest expense on all long- and short-term borrowings, excluding or including interest on deposits as indicated.

                                                                  YEAR ENDED DECEMBER 31,
                                                                ----------------------------
                                                                1998    1997    1996    1995
                                                                ----    ----    ----    ----
Earnings to Fixed Charges:
  Excluding interest expense on deposits....................    2.3x    2.4x    2.6x    2.2x
  Including interest expense on deposits....................    1.5x    1.5x    1.6x    1.5x
Earnings to Combined Fixed Charges and Preferred Dividends:
  Excluding interest expense on deposits....................    2.3x    2.3x    2.5x    2.1x
  Including interest expense on deposits....................    1.5x    1.5x    1.6x    1.5x

                                USE OF PROCEEDS

     The Company currently intends to use the net proceeds from the sale of any Securities for general corporate purposes, which may include the reduction of its short-term indebtedness, investments at the holding company level, investments in or extensions of credit to its affiliates and other banks and companies engaged in other financial service activities, possible acquisitions and such other purposes as may be stated in any Prospectus Supplement. Pending such use, the Company may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the

Company and its affiliates and the availability of other funds. Except as may be described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement. Based upon the historical and anticipated future growth of the Company and the financial needs of its affiliates, the Company anticipates that it will, on a recurrent basis, engage in additional financings of a character and amount to be determined as the need arises.

                               REGULATORY MATTERS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to the Company. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to the Company or its subsidiaries may have a material effect on the business of the Company.

GENERAL

     As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

     Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, as amended, limit borrowings by the Company and its nonbank subsidiaries from the Company's affiliate banks. These requirements also limit various other transactions between the Company and its nonbank subsidiaries, on the one hand, and the Company's affiliate banks, on the other. For example,
Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any particular nonbank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's covered transactions with all of its nonbank affiliates. Section 23A also generally requires that a bank's loans to its nonbank affiliates be secured, and Section 23B generally requires that a bank's transactions with its nonbank affiliates be on arms' length terms.

     Most of the Company's affiliate banks (the "Banks") are national banking associations and, as such, are subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve. The Company's state-chartered banks also are subject to regulation by the FDIC and the Federal Reserve and, in addition, by their respective state banking departments. The Banks' operations in other countries are subject to various restrictions imposed by the laws of those countries. The Company and its subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

     The Federal Reserve has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when the Company may not have the resources to provide it. In addition, Section 55 of the National Bank Act, as amended, permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital has become impaired. If a shareholder fails within three months to pay such an assessment, the OCC can order the sale of the shareholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. All of the Company's subsidiary banks are FDIC-insured institutions. Also, in the event that such a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     The Company is subject to capital requirements and guidelines imposed by the Federal Reserve, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve, the OCC and the FDIC on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. In addition, risk weighted assets are adjusted for low-level recourse and market risk equivalent assets. A depository institutions's or holding company's capital, in turn, is divided into three tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets; supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions; and market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

     The Company, like other bank holding companies, currently is required to maintain Tier 1 and total capital (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8% of its total risk-weighted assets, respectively. At December 31, 1998, the Company met both requirements, with Tier 1 and total capital equal to 7.9% and 11.3% of its total risk-weighted assets, respectively.

     The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating or has implemented the risk-based capital measures for market risk, or 4% if the holding company does not meet these requirements. At December 31, 1998, the Company's leverage ratio was 8.0%.

     The Federal Reserve may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other measures of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not, however, imposed any such special capital requirement on the Company.

     Each of the Banks is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Each of the Company's Banks was in compliance with the applicable minimum capital requirements as of December 31, 1998.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described below.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a depository institution to capital raising requirements. An "undercapitalized" depository institution must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the depository institution's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     As of December 31, 1998, each Bank was "well capitalized," based on the "prompt corrective action" ratios and guidelines described above. It should be noted, however, that a Bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) "prompt corrective action" regulations and that the capital category may not constitute an accurate representation of the Bank's overall financial condition or prospects.

DIVIDEND RESTRICTIONS

     Various federal and state statutory provisions limit the amount of dividends the Company's affiliate banks can pay to the Company without regulatory approval. For example, approval generally is required for any national bank, or any state chartered bank that is a member of the Federal Reserve System, to pay any dividend that would cause the bank's total dividends paid during any calendar year to exceed the sum of the bank's net income for the current year combined with retained net income for the prior two years. Such a bank generally may not pay any dividend in an amount greater than its net profits then on hand without regulatory approval. At December 31, 1998, $2.0 billion of the total stockholders' equity of the affiliate Banks was available for payment of dividends to the Company without approval by the applicable regulatory authority.

     In addition, federal bank regulatory authorities have authority to prohibit the Company's affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Company's affiliate banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of each of the Company's affiliate banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and

(b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC's 1998 FICO assessment rates were approximately $0.012 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits. The Company's affiliate banks held approximately $10.7 billion of SAIF-assessable deposits as of December 31, 1998. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations.

DEPOSITOR PREFERENCE STATUTE

     Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (a) is well capitalized, or (b) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (i) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (ii) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

INTERSTATE BANKING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits and other requirements, (a) bank holding companies such as the Company are permitted, to acquire banks and bank holding companies located in any state; (b) any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (c) banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states; provided that, in the case of any such purchase or opening of individual branches, the host state has adopted legislation "opting in" to those provisions of Riegle-Neal; and provided that, in the case of a merger with a bank located in another state, the host state has not adopted legislation "opting out" of that provision of Riegle-Neal. The Company might use Riegle-Neal to acquire banks in additional states and to consolidate its affiliate banks under a smaller number of separate charters.

OTHER

     The Company's nonbank subsidiaries and banking-related business units are subject to regulation by various state and federal regulatory agencies and self-regulatory organizations. Activities subject to such regulation include investment management, investment advisory services, commodities and securities brokerage, insurance services and products, municipal securities dealing and transfer agency services.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The debt securities will be unsecured (the "Debt Securities") and may be issued in one or more series. Such Debt Securities may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") in priority of payment. The Senior Securities will be issued under an Indenture dated as of March 3, 1997, originally between BANC ONE and The Chase Manhattan Bank ("Chase"), as trustee, which was supplemented by a First Supplemental Indenture dated as of October 2, 1998, between the Company and Chase, as trustee (as so supplemented, the "Senior Indenture"). The Subordinated Securities will be issued under an Indenture dated as of March 3, 1997, originally between BANC ONE and Chase, as trustee, which was supplemented by a First Supplemental Indenture dated as of October 2, 1998, between the Company and Chase, as trustee (as so supplemented, the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are collectively referred to as the "Indentures". References to the "Trustee" shall mean Chase in its capacity as trustee under the Senior Indenture or the Subordinated Indenture, as applicable. The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, copies of which are exhibits to the Registration Statement. Whenever defined terms are used but not defined in this Prospectus, such terms shall have the meanings given to them in the applicable Indenture.

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     Neither of the Indentures limits the aggregate principal amount of Debt Securities which may be issued under it. Rather, each Indenture provides that Debt Securities of any series may be issued under it up to the aggregate principal amount which may be authorized from time to time by the Company and may be denominated in any currency or currency unit designated by the Company. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by the Company or any of its subsidiaries.

     Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

     Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered:

          - the title of such Debt Securities;

          - the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities;

          - the priority of payment of such Debt Securities;

          - the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

          - the date or dates on which the principal of the Debt Securities will be payable;

          - the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same;

          - the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates;

          - the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;

          - each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange;

          - the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable;

          - the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of the Company or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof;

          - the terms, if any, upon which the Debt Securities may be convertible into or exchanged for securities or indebtedness of any kind of the Company or of any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

          - the denomination or denominations in which such Debt Securities are authorized to be issued;

          - the currency, currencies or units based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of, premium, if any, and any interest on such Debt Securities may be payable;

          - any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities;

          - whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series);

          - the payment of any additional amounts with respect to the Debt Securities;

          - whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below);

          - information with respect to book-entry procedures, if any;

          - any additional covenants or Events of Default not currently set forth in the applicable Indenture; and

          - any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the applicable Prospectus Supplement. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of such Debt

Securities. There may not be any periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations relating to such Bearer Securities will be described in the applicable Prospectus Supplement.

     Debt Securities issued as Registered Securities will be without interest coupons. Debt Securities issued as Bearer Securities shall have interest coupons attached, unless issued as zero coupon securities.

     Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the Note Registrar specified according to the terms of the applicable Indenture. The Company has agreed in each of the Indentures that, with respect to Registered Securities having The City of New York as a place of payment, the Company will appoint a Note Registrar or Co-Note Registrar located in The City of New York for such transfer or exchange. Such transfer or exchange shall be made without service charge, but the Company may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable, Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities. Each Global Security will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities which it represents, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. The underwriters or agents for such Debt Securities will designate such accounts. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Note Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to certain restrictions relating to Bearer Securities, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

     A Global Security is exchangeable for definitive Debt Securities registered in the name of, and a transfer of a Global Security may be registered to, any person other than the Depositary or its nominee, only if:

          (i) the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days;

          (ii) the Company at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determines not to have any Debt Securities of a series represented by one or more Global Securities or the Company, in its discretion, specifies with respect to the Debt Securities of a series, that an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement.

     In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the

Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. In addition, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the applicable Note Register or
(ii) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Note Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each Indenture provides that the Company may, without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any person, provided that (i) any such successor assumes the Company's obligations on the applicable Debt Securities and under the applicable Indenture, (ii) after giving effect thereto, no Event of Default (as defined in the Senior Indenture) in the case of the Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of the Subordinated Securities, shall have happened and be continuing and (iii) certain other conditions under the applicable Indenture are met. Accordingly, any such consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default or Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under "Senior Securities--Events of Default, Waivers, etc." or "Subordinated Securities--Events of Default, Waivers, etc."

LEVERAGED AND OTHER TRANSACTIONS

     Each Indenture and the Debt Securities do not contain, among other things, provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Debt Securities.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

     Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Debt Securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things,
(i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture, or reduce the principal amount thereof or any premium thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture.

REGARDING CHASE

     Chase is the Trustee under both the Senior Indenture and the Subordinated Indenture. Chase serves as trustee for certain subordinated debt securities issued by the Company under indentures originally dated as of July 1, 1986, July 15, 1992, April 30, 1993, May 17, 1995 and December 1, 1995. Chase also serves as the institutional or property trustee under declarations of trust for three statutory business trusts formed under the laws of the State of Delaware and sponsored by the Company. In connection with those transactions, Chase also serves as the debt trustee under indentures originally dated as of November 15, 1996 and as of January 1, 1997, with respect to junior subordinated debentures of the Company purchased by such trusts and is the also the guarantee trustee under each of three guarantee agreements dated as of December 3, 1996, December 5, 1996 and January 31, 1997, respectively, from the Company to the applicable trust guaranteeing certain payments to such trust. Chase has a principal corporate trust office at 450 West 33rd Street, New York, New York 10001.

     Chase Manhattan Bank Delaware ("Chase Delaware"), an affiliate of Chase, serves as trustee for subordinated debt securities issued by the Company under an indenture originally dated March 1, 1989. Chase Delaware also serves as the Delaware trustee for the three Delaware business trusts described in the preceding paragraph.

     The Company and its affiliates have normal banking relationships with Chase, Chase Delaware and their affiliates in the ordinary course of business.

                               SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding unsecured senior indebtedness of the Company.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as

          (i) default in the payment of principal of or premium, if any, on any of the Senior Securities of that series outstanding under the Senior Indenture when due;

          (ii) default in the payment of interest on any of the Senior Securities of that series outstanding under the Senior Indenture when due and continuance of such default for 30 days;

          (iii) default in the performance of any other covenant of the Company in the Senior Indenture with respect to Senior Securities of such series and continuance of such default for 90 days after written notice;

          (iv) certain events of bankruptcy, insolvency or reorganization of the Company; and

          (v) any other event that may be specified in a Prospectus Supplement with respect to any series of Senior Securities.

     If an Event of Default with respect to any series of Senior Securities for which there are Senior Securities outstanding under the Senior Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Securities of such series outstanding may declare the principal amount (or if such Senior Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture may waive an Event of Default resulting in acceleration of such Senior Securities, but only if all Events of Default with respect to Senior Securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made.

     If an Event of Default occurs and is continuing, the applicable Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Senior Indenture shall, proceed to protect the rights of the holders of all the Senior Securities of such series. Prior to acceleration of maturity of the Senior Securities of any series outstanding under the Senior Indenture, the holders of a majority in aggregate principal amount of such Senior Securities may waive any past default under the Senior Indenture except a default in the payment of principal of, premium, if any, or interest on the Senior Securities of such series.

     The Senior Indenture provides that upon the occurrence of an Event of Default specified in clauses (i) or (ii) of the first paragraph under "-- Events of Defaults, Waivers, etc.", the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Senior Security, the whole amount then due and payable on such Senior Securities for principal, premium, if any, and interest. The Senior Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, such Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Senior Indenture also provides that notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Senior Securities when due and that such right shall not be impaired without the consent of such holder.

     The Company is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.

                            SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company and, unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, will be subject to the subordination provisions described below.

SUBORDINATION

     The Company intends that the Subordinated Securities issued by it be treated as capital for calculation of regulatory capital ratios. The Federal Reserve has issued interpretations of its capital regulations indicating, among other things, that subordinated debt of bank holding companies issued on or after September 4, 1992 is includable in capital for calculation of regulatory capital ratios only if the subordination of the debt meets certain criteria and if the debt may be accelerated only for bankruptcy, insolvency and similar matters (the "Subordination Interpretations"). Accordingly, the Subordinated Indenture contains subordination and acceleration provisions for the Subordinated Securities which are intended to be consistent with the Subordination Interpretations. Subordinated debt of the Company (including any of its predecessor corporations) issued after September 4, 1992, which meets the Subordination Interpretations are referred to herein as "New Subordinated Securities". Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, Subordinated Securities offered pursuant to this Prospectus will constitute New Subordinated Securities. See "Events of Default, Defaults, Waivers, etc." below.

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Subordinated Securities is to be subordinated in right of payment, to the extent provided in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the Subordinated Securities will, to the extent provided in the Subordinated

Indenture, also be effectively subordinated in right of payment to the prior payment in full of all General Obligations (as defined below).

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If upon any such payment or distribution of assets there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the Subordinated Securities ("Excess Proceeds") and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the Subordinated Securities. The other New Subordinated Securities issued prior to the date of this Prospectus contain similar provisions subordinating any payment or distribution on such New Subordinated Securities to the payment of amounts due or to become due on or in respect of general obligations of the Company.

     In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof. Except as described above, the obligation of the Company to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.

     By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain creditors of the Company who are not holders of Senior Indebtedness or of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the Subordinated Securities. By reason of the subordination of payments and distributions on the New Subordinated Securities to creditors in respect of general obligations, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, holders of Old Subordinated Securities (as defined herein) may recover less, ratably, than creditors in respect of general obligations and may recover more, ratably, than the holders of New Subordinated Securities.

     Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of the New Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or securities of the Company applicable to such creditors in respect of General Obligations.

     "Senior Indebtedness" for purposes of the Subordinated Indenture is the principal of, premium, if any, and interest on (i) all of the Company's indebtedness for money borrowed, other than subordinated securities (including the Subordinated Securities) issued under the Subordinated Indenture, the Company's 7.25% Subordinated Notes Due August 1, 2002, the Company's 8.74% Subordinated Notes Due September 15, 2003, the Company's 7.00% Subordinated Notes due July 15, 2005 (the "July 2005 Notes"), the Company's 9.875% Subordinated Notes Due March 1, 2009, the Company's 10.00% Subordinated Notes Due August 15, 2010, the Company's 7.75% Subordinated Debentures due on July 15, 2025 (the "July 2025 Debentures"), the Company's 7.625% Subordinated Debentures due October 15, 2026 (the "2026 Debentures"), the Company's 9 7/8% Subordinated Notes Due July 1999, the Company's 9% Subordinated Notes Due June 15, 1999, the Company's 9 7/8% Subordinated Notes Due August 15, 2000, the Company's 11 1/4% Subordinated

Notes Due February 20, 2001, the Company's 10 1/4% Subordinated Notes Due May 1, 2001, the Company's 9 1/4% Subordinated Notes Due November 15, 2001, the Company's 8 7/8% Subordinated Notes Due March 15, 2002, the Company's 8 1/4% Subordinated Notes Due June 15, 2002, the Company's 9 1/5% Subordinated Notes Due December 17, 2001, the Company's 7 5/8% Subordinated Notes Due January 15, 2003 (the "January 2003 Notes"), the Company's 6 7/8% Subordinated Notes Due June 15, 2003 (the "June 2003 Notes"), the Company's Floating Rate Subordinated Notes Due July 28, 2003 (the "July 2003 Notes"), the Company's 6 3/8% Subordinated Notes Due January 30, 2009 (the "January 2009 Notes"), the Company's 7 1/8% Subordinated Notes Due 2007 (the "2007 Notes"), the Company's
7 1/4% Subordinated Debentures Due 2004 (the "2004 Notes"), the Company's 8.10% Subordinated Notes Due 2002, the Company's 7.40% Subordinated Debenture due May 10, 2023 (the "2023 Debentures"), the Company's Floating Rate Subordinated Notes Due 2005, the Company's 6 1/8% Subordinated Notes Due February 15, 2006 (the "February 2006 Notes"), the subordinated notes issued pursuant to FCN's Medium-Term Note Program, Series G (the "FCN MTN Notes") and the subordinated notes issued pursuant to the Company's Medium-Term Note Program, Series A (the "Series A MTN Notes") (collectively, all of the foregoing notes and debentures are hereinafter referred to as the "Existing Subordinated Indebtedness"), whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated Indebtedness or to rank pari passu with the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated Indebtedness; and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness for money borrowed" as used in the prior sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of additional Senior Indebtedness of the Company.

     Subordinated securities (including the Subordinated Securities) issued under the Subordinated Indenture, the January 2003 Notes, the June 2003 Notes, the July 2003 Notes, the July 2005 Notes, the February 2006 Notes, the January 2009 Notes, the 2007 Notes, the 2023 Debentures, the July 2025 Debentures, the October 2026 Debentures, the FCN MTN Notes and the Series A MTN Notes all constitute New Subordinated Securities; all other Existing Subordinated Indebtedness constitutes "Old Subordinated Securities".

     The Subordinated Securities rank and will rank pari passu with the Existing Subordinated Indebtedness, subject to the obligations of the holders of Subordinated Securities (and, generally, holders of other New Subordinated Securities) to pay over to creditors in respect of general obligations any proceeds remaining after payments and distributions to holders of Senior Indebtedness. Thus, in the event of a distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the holders of the New Subordinated Securities (including holders of the Subordinated Securities offered hereby) may receive less, ratably, than holders of Old Subordinated Securities. The Subordinated Securities rank and will rank senior to Junior Subordinated Indebtedness (as defined herein) of the Company.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, "General Obligations" means all obligations of the Company to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than (i) obligations on account of Senior Indebtedness, (ii) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities and (iii) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank on parity with the Subordinated Securities; provided, however, that notwithstanding the foregoing, in the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "General Obligations" shall also include such additional obligations to creditors, as from time to time in effect pursuant to such rules, guidelines or interpretations. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, "Junior Subordinated Indebtedness", with respect to the Subordinated Securities, means the principal of, premium, if any, and interest on all of the Company's indebtedness for money borrowed (but excluding trade accounts payable arising in the ordinary course of business) whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred and any deferrals, renewals or extensions of such debt, provided such debt (i) is by its terms subordinated to the Subordinated Securities, (ii) is between or among the Company and certain affiliated financing entities including all debt securities and guarantees in respect of those debt securities issued to certain financing entities or a trustee of a financing entity sponsored by the Company, (iii) is evidenced by securities issued under one of the indentures dated either as of November 15, 1996 or as of January 1, 1997, each between the Company and The Chase Manhattan Bank, as trustee (unless such securities are by their terms senior in right of payment to the securities heretofore issued under said indentures), or (iv) is a guarantee of the Company on a subordinated basis under certain guarantee agreements dated December 3, 1996, December 5, 1996 or January 31, 1997, relating to securities issued by certain financing entities affiliated with the Company. The term "indebtedness for money borrowed" as used in the prior sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

     As of December 31, 1998, the aggregate amount of Senior Indebtedness and General Obligations of the Company was approximately $11.6 billion.

LIMITED RIGHTS OF ACCELERATION

     Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant of the Company in the Subordinated Indenture. Payment of principal of the Old Subordinated Securities may be accelerated in the case of the bankruptcy, insolvency or reorganization of the Company. For certain Old Subordinated Securities, payment of principal also may be accelerated in the case of insolvency or receivership of The First National Bank of Chicago or NBD Bank, Detroit, Michigan.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS, ETC.

     An Event of Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy, insolvency or reorganization of the Company and any other Event of Default provided with respect to Subordinated Securities of that series. A "Default" with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as

          (i) an Event of Default with respect to such series,

          (ii) default in the payment of the principal of or premium, if any, on any Subordinated Security of such series when due,

          (iii) default in the payment of interest upon any Subordinated Security of such series when due and the continuance of such default for a period of 30 days,

          (iv) default in the performance of any other covenant or agreement of the Company in the Subordinated Indenture with respect to Subordinated Securities of such series and continuance of such default for 90 days after written notice; or

          (v) any other Default provided with respect to Subordinated Securities of any series.

     If an Event of Default with respect to any series of Subordinated Securities for which there are Subordinated Securities outstanding under the Subordinated Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Securities of such series may declare the principal amount (or if such Subordinated Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of such Subordinated Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made.

     If a Default occurs and is continuing, the Trustee may in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture shall, proceed to protect the rights of the holders of all the Subordinated Securities of such series. Prior to acceleration of maturity of the Subordinated Securities of any series outstanding under the Subordinated Indenture, the holders of a majority in aggregate principal amount of such Subordinated Securities may waive any past default under the Subordinated Indenture except a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities of such series.

     The Subordinated Indenture provides that in the event of a Default specified in clauses (ii) or (iii) of the definition thereof in payment of principal of, premium, if any, or interest on any Subordinated Security of any series, the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Subordinated Security, the whole amount then due and payable on such Subordinated Security for principal, premium, if any, and interest. The Subordinated Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Subordinated Indenture also provides that notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Subordinated Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Security and that such right shall not be impaired without the consent of such holder.

     The Company is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.

                          DESCRIPTION OF DEBT WARRANTS

     The Company may issue warrants for the purchase of Debt Securities ("Debt Warrants"). Debt Warrants may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. The Debt Warrants are to be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a warrant agent which will be designated in the applicable Prospectus Supplement (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants (the "Offered Debt Warrants"). The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. The following summaries of certain provisions of the form of Debt Warrant Agreement and form of certificate, if any, representing the Debt Warrants (the "Debt Warrant Certificates"), do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms, which Agreement and Certificate, if any, will be filed as exhibits to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Debt Warrants, the Debt Warrant Agreement relating to the Offered Debt Warrants and, if applicable, the Debt Warrant Certificates, including the following:

          - the offering price;

          - the currency or currency unit in which the price for the Offered Debt Warrants may be payable;

          - the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Offered Debt Warrants;

          - if applicable, the designation and terms of the Securities with which the Offered Debt Warrants are issued and the number of Offered Debt Warrants issued with each such Security;

          - if the Debt Securities purchasable upon exercise of Offered Debt Warrants are denominated in a currency or currency unit other than U.S. dollars, the denomination of such Debt Securities and the currency or units based on or relating to currencies (including ECU) in which the principal of, premium, if any, and interest on such Debt Securities will be payable;

          - if applicable, the date on and after which the Offered Debt Warrants and the related Securities will be separately transferable;

          - the principal amount of Debt Securities purchasable upon exercise of an Offered Debt Warrant and the price at which, and currency or currency units based on or relating to currencies (including ECU) in which, such principal amount of Debt Securities may be purchased upon such exercise;

          - the date on which the right to exercise the Offered Debt Warrants shall commence and the date on which such right shall expire;

          - if applicable, a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations;

          - whether the Debt Warrants will be represented by certificates or issued in book-entry form; and

          - any other terms of the Offered Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Offered Debt Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

     The Company may issue options, warrants or other rights relating to the exchange of certain currencies ("Currency Warrants") which, upon exercise at a permitted time or times in the future, entitle any holder thereof to receive the Cash Settlement Value (as defined below) of two designated currencies. Currency Warrants may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. The Currency Warrants are to be issued under warrant agreements (each a "Currency Warrant Agreement") to be entered into between the Company and a warrant agent which will be designated in the applicable Prospectus Supplement (the "Currency Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Currency Warrants (the "Offered Currency Warrants"). The Currency Warrant Agent will act solely as an agent of the Company in connection with the Currency Warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of Currency Warrants. The following summaries of certain provisions of the form of Currency Warrant Agreement and the form of certificate, if any, representing the Currency Warrants (the "Currency Warrant Certificates") do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Currency Warrant Agreement and the Currency Warrant Certificates, respectively, including the definitions therein of certain terms, which Agreement and Certificate, if any, will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     The Currency Warrants will not require, or entitle, any holder thereof to sell any foreign currency to the Company. The Company will make only a U.S. dollar cash settlement upon exercise of a Currency Warrant and will not be obligated to purchase or take delivery of any foreign currency from any holder of a Currency Warrant.

     The "Cash Settlement Value" of an exercised Currency Warrant will be an amount stated in U.S. dollars which is the greater of (i) zero and (ii) an amount equal to (a) the nominal amount of such Currency Warrant, minus (b) an amount equal to the nominal amount of such Currency Warrant times a fraction, the numerator of which is the Strike Price of such Currency Warrant and the denominator of which is the Spot Rate of such Currency Warrant on the Exercise Date. The "nominal amount" of a Currency Warrant refers to the principal amount, expressed in U.S. dollars, of a currency (the "Base Currency") which is to be compared to another currency (the "Second Currency") upon exercise of such Currency Warrant. Unless otherwise specified in the applicable Prospectus Supplement, the Base Currency shall be U.S. dollars. The "Strike Price" is the designated rate of exchange of the Base Currency for the Second Currency which the Company will specify in the Prospectus Supplement relating to the Offered Currency Warrants. The "Spot Rate" refers to the floating rate of exchange of the Base Currency for the Second Currency on any given date, as quoted by a reference bank or banks or other institution at a designated time of day, such source of quotations and time to be specified in the applicable Prospectus Supplement. The "Exercise Date" refers to the effective date on which the holder of a Currency Warrant exercises such Currency Warrant.

     If Currency Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Currency Warrants, the Currency Warrant Agreement relating to the Offered Currency Warrants and, if applicable, the Currency Warrant Certificates, including the following:

          - the aggregate number of Offered Currency Warrants;

          - the nominal amount of each Offered Currency Warrant;

          - the price of the Offered Currency Warrants;

          - the Base Currency and the Second Currency;

          - the Strike Price for the Offered Currency Warrants;

          - the reference bank or banks or other institution and time of day to be used to determine the Spot Rate;

          - the date on which the right to exercise the Offered Currency Warrants shall begin and the date on which such right shall terminate;

          - if applicable, the minimum or maximum amount of Offered Currency Warrants which may be exercised at any one time;

          - the place or places at which payment of the Cash Settlement Value is to be made by the Company;

          - whether the Offered Currency Warrants will be represented by certificates or issued in book-entry form;

          - the method by which the Offered Currency Warrants are to be exercised;

          - the Federal income tax consequences and other special considerations, procedures and limitations applicable to such Offered Currency Warrants; and

          - any other terms of the Offered Currency Warrants, including risk factors specifically relating to the Base Currency or Second Currency and Currency Warrants relating to such currencies.

                      DESCRIPTION OF STOCK-INDEX WARRANTS

     The Company may issue options, warrants or other rights which, upon exercise at a permitted time or times in the future, entitle any holder thereof to receive an amount of cash determined by references to increases and/or decreases in the level of a specified stock index ("Stock-Index Warrants"). Stock-Index Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. The Stock-Index Warrants are to be issued under one or more warrant agreements (each a "Stock-Index Warrant Agreement") to be entered into between the Company and a bank or trust company, as stock-index warrant agent which will be designated in the applicable Prospectus Supplement (the "Stock-Index Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Stock-Index Warrants (the "Offered Stock-Index Warrants"). The Stock-Index Warrant Agent will act solely as an agent of the Company in connection with the Stock-Index Warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of Stock-Index Warrants. The following summaries of certain provisions of the form of Stock-Index Warrant Agreement and form of certificate, if any, representing the Stock-Index Warrants (the "Stock-Index Warrant Certificates") do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Stock-Index Warrant Agreement and the Stock-Index Warrant Certificates, respectively, including the definitions therein of certain terms, which Agreement and Certificate, if any, will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     The Company may issue Stock-Index Warrants either in the form of "Stock-Index Put Warrants" entitling the holders thereof to receive from the Company the Stock-Index Cash Settlement Value (as described in the applicable Prospectus Supplement) in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the Stock-Index Exercise Price (as described in the applicable Prospectus Supplement) exceeds the closing value of the Index on the valuation date (the "Index Value") at the time of exercise, or in the form of "Stock-Index Call Warrants" entitling the holders thereof to receive from the Company the Stock-Index Cash Settlement Value in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Stock-Index Exercise Price.

     The Prospectus Supplement for the Offered Stock-Index Warrants will set forth the formula pursuant to which the Stock-Index Cash Settlement Value will be determined. In addition, if so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event (as defined therein), the Stock-Index Cash Settlement Value may be determined on a different basis than under normal exercise of a Stock-Index Warrant.

     Unless otherwise indicated in the Prospectus Supplement, a Stock-Index Warrant will be settled only in cash and, accordingly, will not require or entitle a holder thereof to sell, deliver, purchase or take delivery of any shares of any underlying stock or any other securities. The holders will not be entitled to any of the rights of the holders of any underlying stock.

     If Stock-Index Warrants are offered, the Prospectus Supplement will describe the terms of the Offered Stock-Index Warrants, the Stock-Index Warrant Agreement relating to the Offered Stock-Index Warrants and, if applicable, the Stock-Index Warrant Certificates, including the following:

          - whether such Stock-Index Warrants are Stock-Index Put Warrants, Stock-Index Call Warrants or both;

          - the aggregate number of Offered Stock-Index Warrants;

          - the offering price;

          - the stock index for the Offered Stock-Index Warrants, which may be based on one or more U.S. or foreign stocks or a combination thereof and may be a preexisting U.S. or foreign stock index compiled and published by a third party or an index based on one or more underlying stock or stocks selected by the Company solely in connection with the issuance of the Offered Stock-Index Warrants, and certain information regarding such stock index and the underlying stock or stocks;

          - the date on which the right to exercise the Offered Stock-Index Warrants commences and the date on which such right expires;

          - the procedures and conditions relating to exercise;

          - the circumstances, if any, which will cause the Offered Stock-Index Warrants to be deemed to be automatically exercised;

          - the minimum number, if any, of Stock-Index Warrants to be exercised at any one time other than upon automatic exercise and any other restrictions on exercise;

          - the maximum number, if any, of the Offered Stock-Index Warrants that may, subject to the Company's election, be exercised by all owners (or by any person or entity) on any day;

          - the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of the Offered Stock-Index Warrants if the stock index changes or ceases to be made available by its publisher, which determination will be made by an independent expert;

          - the national securities exchange on which the Offered Stock-Index Warrants will be listed, if any;

          - whether the Offered Stock-Index Warrants will be issued in certificated or book-entry form;

          - the place or places at which payment of the Stock-Index Cash Settlement Value is to be made by the Company;

          - information with respect to book-entry procedures, if any;

          - the plan of distribution of the Offered Stock-Index Warrants;

          - the identity of the Stock-Index Warrant Agent;

          - any provisions permitting a holder of a Stock-Index Warrant to condition a stock-index exercise notice on the absence of certain specified changes in the Index Value after the Stock-Index Warrant exercise date; and

          - any other terms of the Offered Stock-Index Warrants, including risk factors specifically relating to fluctuations in the applicable stock index and possible illiquidity in the secondary market.

     Prospective purchasers of Stock-Index Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Stock-Index Warrants. The Prospectus Supplement relating to any issue of Stock-Index Warrants will describe such considerations.

                         DESCRIPTION OF OTHER WARRANTS

     The Company may issue other options, warrants or rights ("Other Warrants"), if permitted under applicable law, to buy or sell debt securities of or guaranteed by the United States, to buy or sell a commodity or a unit of a commodity index or to buy or sell some other item or unit of an index other than indices covered by Stock-Index Warrants (collectively, "Exercise Items"). Owners of Other Warrants will be entitled to receive from the Company the cash settlement value in U.S. dollars of the right to buy or sell the Exercise Items (the "Other Warrant Cash Settlement Value"). An Owner of Other Warrants will receive a cash payment upon exercise only if the Other Warrants have an Other Warrant Cash Settlement Value in excess of zero at that time.

     Other Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. The Other Warrants are to be issued under one or more other warrant agreements (the "Other Warrant Agreements") to be entered into between the Company and a bank or trust company, as warrant agent which will be designated in the applicable Prospectus Supplement (the "Other Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Other Warrants. The Other Warrant Agent will act solely as an agent of the Company in connection with the Other Warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of the Other Warrants. The following summaries of certain provisions of the form of Other Warrant Agreement and form of certificate, if any, representing the Other Warrants (the "Other Warrant Certificates") do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Other Warrant Agreement and the Other Warrant Certificates, respectively, including the definitions therein of certain terms which Agreement and Certificate, if any, will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     Unless otherwise indicated in the Prospectus Supplement, an Other Warrant will be settled only in cash, in U.S. dollars, and accordingly, will not require or entitle an owner thereof to sell, deliver, purchase or take delivery of any Exercise Items.

     If Other Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Other Warrants, including, where applicable, the following:

          - the title and aggregate number of such Other Warrants;

          - the offering price;

          - the Exercise Items that such Other Warrants represent the right to buy or sell;

          - the procedures and conditions relating to exercise;

          - the date on which the right to exercise the Other Warrants shall commence and the date such right shall expire (the "Other Warrant Expiration Date");

          - the method of determining the Other Warrant Cash Settlement Value;

          - whether such Other Warrants will be issued in certificated or book-entry form;

          - whether such Other Warrants will be listed on a national securities exchange;

          - information with respect to book-entry procedures, if any;

          - the identity of the Other Warrant Agent; and

          - any other terms of such Other Warrants, including risk factors relating to significant fluctuations in the market for the applicable Exercise Item, the potential illiquidity of the secondary market and the risk that the Other Warrants may expire worthless.

     Prospective purchasers of Other Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Other Warrants. The Prospectus Supplement relating to any issue of Other Warrants will describe such considerations.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock offered by any Prospectus Supplement will be specified in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to the applicable series of Preferred Stock, which Certificate will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors of the Company has the authority, without further stockholder action, to issue from time to time a maximum of 50,000,000 shares of preferred stock, $0.01 par value, in one or more series and for such consideration, as may be fixed from time to time by the Board of Directors of the Company, and to fix before the issuance of any shares of preferred stock of a particular series, the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price or prices, if any, and the terms and conditions of the redemption, the voting rights, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions upon which the shares are convertible, if they are convertible, and any other relative rights, preferences and limitations pertaining to such series.

     As of December 31, 1998, there were issued and outstanding 1,191,000 shares of the Company's Preferred Stock with Cumulative and Adjustable Dividends, Series B ($100 stated value) (the "Series B Preferred Stock") and 713,800 shares of the Company's Preferred Stock with Cumulative and Adjustable Dividends, Series C ($100 stated value) (the "Series C Preferred Stock") (collectively, the "Existing Preferred Stock"). In addition, the Company has issued 6,000,000 preferred share purchase units ("Preferred Purchase Units") which may require the holder of which to purchase, no later than 2023, the Company's 7 1/2% Cumulative Preferred Stock (the "7 1/2% Preferred Stock"). See "Description of Existing Preferred Stock and Preferred Purchase Units" herein.

     As described under "Description of Depositary Shares" below, the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

     Under interpretations adopted by the Federal Reserve Board, if the holders of Preferred Stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described under "Voting Rights" below, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of such series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of such series.

     The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise specified in the applicable Prospectus Supplement. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including:

          - the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered;

          - the initial public offering price at which such shares will be issued;

          - the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

          - any redemption or sinking fund provisions;

          - any conversion provisions;

          - whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and

          - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will upon issuance rank on a parity in all respects with the Company's Existing Preferred Stock, described below, and each other then outstanding series of preferred stock of the Company. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. Unless otherwise specified in the applicable Prospectus Supplement, First Chicago Trust Company of New York, or an affiliate, will be the transfer agent and registrar for the Preferred Stock.

     Because the Company is a holding company, its rights and the rights of holders of its securities, including the holders of Preferred Stock, to participate in the assets of any Company subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent the Company may itself be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.

DIVIDENDS

     The holders of the Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends at such rates and on such dates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary referred to below under "Description of Depositary Shares") on such record dates as will be fixed by the Board of Directors of the Company. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series) or Common Stock of the Company, in each case as specified in the applicable Prospectus Supplement.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Preferred Stock are declared or paid on any future dividend payment dates.

     The Company shall not declare or pay or set apart for payment any dividends on any series of its preferred shares ranking, as to dividends, on a parity with or junior to the outstanding Preferred Stock of any series unless (i) if such Preferred Stock has a cumulative dividend ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Preferred Stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of preferred shares of the Company, or (ii) if such Preferred Stock is Noncumulative Preferred Stock, full dividends for the then-current dividend period on such Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

     When dividends are not paid in full upon Preferred Stock of any series and any other shares of preferred stock of the Company ranking on a parity as to dividends with such Preferred Stock, all dividends declared upon such Preferred Stock and any other preferred shares of the Company ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other shares shall in all cases bear to each other the same ratio that the accrued dividends per share on such Preferred Stock (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) and such other preferred shares bear to each other.

     Except as set forth in the preceding paragraph, unless full dividends on the outstanding Cumulative Preferred Stock of any series have been paid for all past dividend periods and full dividends for the then-current dividend period on the outstanding Noncumulative Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends(other than in Common Stock of the Company or other shares of the Company ranking junior to such Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the Common Stock of the Company or on any other shares of the Company ranking junior to or on a parity with such Preferred Stock as to dividends or upon liquidation. Unless full dividends on the Cumulative Preferred Stock of any series have been paid for all past dividend periods and full dividends for the then-current dividend period on the Noncumulative Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no Common Stock or any other shares of the Company ranking junior to or on a parity with such Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary of the Company except by conversion into or exchange for shares of the Company ranking junior to such Preferred Stock as to dividends and upon liquidation.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable Prospectus Supplement and subject to the rights of holders of other securities of the Company. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued preferred shares.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined in a manner designated by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot or by any other method as may be determined by the Board of Directors of the Company.

     Notwithstanding the foregoing, if any dividends, including any accumulation, on Cumulative Preferred Stock of any series are in arrears, no Preferred Stock of such series shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed and the Company shall not purchase or otherwise acquire any Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of the Preferred Stock of such series.

     Notice of redemption shall be given by mailing the same to each record holder of the Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Company. Each notice shall state:

          (i) the redemption date;

          (ii) the number of shares and series of the Preferred Stock to be redeemed;

          (iii) the redemption price;

          (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price;

          (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

          (vi) the date upon which the holder's conversion rights, if any, as to such shares, shall terminate.

     If fewer than all the shares of Preferred Stock of any series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Preferred Stock to be redeemed from such holder.

     If notice of redemption of any shares of Preferred Stock has been given, from and after the redemption date for such shares (unless the Company defaults in providing money for the payment of the redemption price of such shares), dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Company. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

CONVERSION RIGHTS

     The Prospectus Supplement relating to a series of the Preferred Stock that is convertible will state the terms on which shares of such series are convertible into the Company's Common Stock, or another series of Preferred Stock.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class or series of shares ranking junior to such Preferred Stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such Preferred Stock plus accrued and unpaid dividends (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company the amounts payable with respect to Preferred Stock of any series and any other shares of the Company ranking as to any such distribution on a parity with such Preferred Stock are not paid in full, the holders of such Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock of any series will not be entitled to any further participation in any distribution of assets by the Company.

VOTING RIGHTS

     Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. In the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. However, as more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote, rather than a full vote, per Depositary Share. Since each full share of any series of Preferred Stock of the Company shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of Preferred Stock are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of Preferred Stock.

     If the equivalent of six quarterly dividends payable on any series of Preferred Stock are in default, the number of directors of the Company will be increased by two and the holders of all outstanding series of Preferred Stock, voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default have been paid or declared and set apart for payment.

     The affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of Preferred Stock of any series, voting as a class, will be required for any amendment to the Company's Certificate of Incorporation (or any certificate supplemental thereto) that will adversely affect the powers, preferences, privileges or rights of the Preferred Stock of such series. The affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of Preferred Stock of any series and any other series of preferred shares of the Company ranking on a parity with the Preferred Stock of such series as to dividends or upon liquidation, voting as a single class without regard to series, will be required to authorize, effect or validate the creation, authorization or issue of any shares of any class of stock of the Company ranking prior to the Preferred Stock of such series as to dividends or upon liquidation, or the reclassification of any authorized stock of the Company into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

     Subject to such affirmative vote or consent of the holders of the outstanding shares of Preferred Stock of any series, the Company may, by resolution of its Board of Directors or as otherwise permitted by law, from time to time alter or change the preferences, rights or powers of the Preferred Stock of such series. The holders of the Preferred Stock of such series shall not be entitled to participate in any such vote if, at or prior to the time when any such alteration or change is to take effect, provision is made for the redemption of all the Preferred Stock of such series at the time outstanding. Nothing in this section shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series (including additional Preferred Stock of any series) that rank junior to or on a parity with the Preferred Stock of such series as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other obligations of the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If such option is exercised, the Company will issue to the public receipts for depositary shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below (the "Depositary Shares").

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts. Such temporary Definitive Receipts will be substantially identical to (and entitle the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but will not be in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the principal office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of whole shares of Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing a number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Company does not expect that there will be any public trading market for withdrawn shares of Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. The Preferred Stock Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Preferred Stock Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Preferred Stock Depositary. The Preferred Stock Depositary shall mail notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Preferred Stock Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Preferred Stock Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

TAXATION

     Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the series of Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such series of Preferred Stock. In addition,
(i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Preferred Stock Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary and its acceptance of such appointment. Such successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

      DESCRIPTION OF EXISTING PREFERRED STOCK AND PREFERRED PURCHASE UNITS

     The outstanding Series B Preferred Stock and Series C Preferred Stock of the Company were issued as of October 2, 1998, as part of the Merger in exchange for two similar series of preferred stock of FCN outstanding at the effective time of the Merger. The two series of FCN preferred stock were originally issued by a predecessor corporation in February 1983, and February 1984, respectively. The dividend rate on each series is adjusted quarterly, based on a formula that considers the interest rates for selected short- and long-term U.S. Treasury securities prevailing at the time the rate is set. The Existing Preferred Stock ranks prior to the Company's Common Stock, both as to dividends and upon liquidation, but has no general voting rights (except as described under "Description of Preferred Stock -- Voting Rights"). Each series of the Existing Preferred Stock ranks pari passu with the other series of the Existing Preferred Stock with respect to dividends and liquidation rights.

     The Series B Preferred Stock is subject to a minimum and maximum annual dividend rate of 6.00 percent and 12.00 percent, respectively. The annualized dividend rate for the quarterly period ended May 31, 1999, is 6.00 percent. Shares of this series are redeemable, at the option of the Company, at their stated value of $100 per share plus accrued and unpaid dividends. Shares of this series are not convertible into other securities of the Company.

     The Series C Preferred Stock is subject to a minimum and maximum annual dividend rate of 6.50 percent and 12.50 percent, respectively. The annualized dividend rate for the quarterly period ended May 31, 1999, is 6.50 percent. Shares of this series are redeemable, at the option of the Company, at their stated value of $100 per share plus accrued and unpaid dividends. Shares of this series are not convertible into other securities of the Company.

     The shares of the outstanding Existing Preferred Stock are listed on the New York Stock Exchange. First Chicago Trust Company of New York, or an affiliate, serves as transfer agent, registrar and dividend disbursing agent for shares of the Existing Preferred Stock.

     In addition, on May 11, 1993, the Company issued 6,000,000 Preferred Purchase Units each of which consisted of a 30-year subordinated debenture and a purchase contract requiring the purchase by the holder thereof on May 10, 2023 (or earlier at the Company's election) of the Company's 7 1/2% Preferred Stock at a purchase price of $25 per share. The Company may redeem any or all of the Preferred Purchase Units at anytime after May 10, 1998, at par, and, as a result, some or all of the 7 1/2% Preferred Stock may not be issued by the Company. The 7 1/2% Preferred Stock would rank prior to the Company's Common Stock, but would have no voting rights except if the Preferred Purchase Units were in default or the Certificate of Incorporation was proposed to be amended in a manner adverse to the holders of the 7 1/2% Preferred Stock. The 7 1/2% Preferred Stock would rank pari passu with each other series of Existing Preferred Stock with respect to dividends and liquidation rights. The 7 1/2% Preferred Stock, if issued, would not be convertible into other securities of the Company. The shares of preferred stock which could be issued pursuant to the purchase contracts have been reserved by the Company on its stock records.

                    DESCRIPTION OF PREFERRED STOCK WARRANTS

     The Company may issue warrants for the purchase of Preferred Stock ("Preferred Stock Warrants"). Preferred Stock Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Preferred Stock Warrants will be issued under one or more warrant agreements (each a "Preferred Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as preferred stock warrant agent which will be designated in the applicable Prospectus Supplement (the "Preferred Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Preferred Stock Warrants. The Preferred Stock Warrant Agent will act solely as an agent of the Company in connection with the Preferred Stock Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Preferred Stock Warrant Certificates or beneficial owners of Preferred Stock Warrants. The following summaries of certain provisions of the form of Preferred Stock Warrant Agreement and form of certificate, if any, representing the Preferred Stock Warrants (the "Preferred Stock Warrant Certificates") do not purport to be complete and are subject to and are qualified in their entirety by reference to, all the provisions of the Preferred Stock Warrant Agreement and the Preferred Stock Warrant Certificates which Agreement and Certificate will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     If Preferred Stock Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Preferred Stock Warrants, the Preferred Stock Warrant Agreement and, if applicable, the Preferred Stock Warrant Certificates, including the following, where applicable:

          - the offering price;

          - the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and minimum number of Preferred Stock Warrants that are exercisable;

          - if applicable, the designation and terms of the Securities with which such Preferred Stock Warrants are being offered and the number of such Preferred Stock Warrants being offered with each such Security;

          - if applicable, the date on and after which such Preferred Stock Warrants and the related Securities will be transferable separately;

          - the number and stated values of the series of Preferred Stock purchasable upon exercise of each such Preferred Stock Warrant and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise;

          - the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire;

          - whether the Preferred Stock Warrants represented by the Preferred Stock Warrant Certificates will be issued in registered or bearer form;

          - information with respect to book-entry procedures, if any; and

          - any other terms of such Preferred Stock Warrants for the purchase of shares of Preferred Stock.

     Preferred Stock Warrant Certificates may be exchanged for new Preferred Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Preferred Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Preferred Stock Warrant, a holder thereof shall have no rights of a holder of shares of the Preferred Stock purchasable upon such exercise, including the right to receive payment of dividends, if any, on the underlying Preferred Stock or the right to vote such underlying Preferred Stock.

     Prospective purchasers of Preferred Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The Prospectus Supplement relating to any issue of Preferred Stock Warrants will describe such considerations.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue warrants for the purchase of Common Stock ("Common Stock Warrants"). Common Stock Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under one or more warrant agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as common stock warrant agent which will be designated in the applicable Prospectus Supplement (the "Common Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Common Stock Warrants. The Common Stock Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following summaries of certain provisions of the form of Common Stock Warrant Agreement and certificate , if any, representing Common Stock Warrants (the "Common Stock Warrant Certificates") do not purport to be complete and are subject to and are qualified in their entirety by reference to, all the provisions of the Common Stock Warrant Agreement and the Common Stock Warrant Certificate which Agreement and Certificate will be filed as an exhibit to or incorporated by reference in the Registration Statement which this Prospectus forms a part of.

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     If Common Stock Warrants are offered, the related Prospectus Supplement will describe the terms of such Common Stock Warrants, the Common Stock Warrant Agreement and, if applicable, the Common Stock Warrant Certificates, including the following, where applicable:

          - the offering price;

          - the aggregate number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable;

          - if applicable, the designation and terms of the Securities with which such Common Stock Warrants are being offered and the number of such Common Stock Warrants being offered with each such Security;

          - if applicable, the date on and after which such Common Stock Warrants and the related Securities will be transferable separately;

          - the number of shares of Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of Common Stock may be purchased upon such exercise;

          - the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire;

          - whether the Common Stock Warrants represented by the Common Stock Warrant Certificates will be issued in registered or bearer form;

          - information with respect to book-entry procedures, if any; and

          - any other terms of such Common Stock Warrants for the purchase of shares of Common Stock.

     Common Stock Warrant Certificates may be exchanged for new Common Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Common Stock Warrant a holder thereof shall have no rights of a holder of shares of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

     Prospective purchasers of Common Stock Warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The Prospectus Supplement relating to any issue of Common Stock Warrants will describe such considerations.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is authorized to issue 2,500,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"). As of December 31, 1998, there were outstanding 1,177,310,000 shares of the Company's Common Stock.

     Holders of the Company's Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therein provided that, so long as any shares of the Company's preferred stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full cumulative dividends on the Company's preferred stock have been made. Holders of the Company's Common Stock are entitled upon the liquidation or winding up of the Company, after claims of creditors and preferences of the Company's Existing Preferred Stock and any other series of preferred stock hereafter authorized, to receive pro rata the net assets of the Company.
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     The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Board of Directors of the Company has provided with respect to the outstanding shares of the Company's Existing Preferred Stock or may provide, in the future, with respect to any other series of preferred stock which it may hereafter authorize. Generally, holders of the Company's Series B Preferred Stock and Series C Preferred Stock have no voting rights.

     The shares of Common Stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors of the Company at that meeting.

     The Company's Certificate of Incorporation includes specific provisions with respect to mergers and other business combinations. In general, these provisions require that, in the case of a proposed merger or other business combination involving the Company and an Interested Stockholder (as defined in the Certificate of Incorporation), the approving vote of the holders of at least a majority of the voting power of all shares of voting stock held by persons who are not Interested Stockholders or persons affiliated with Interested Stockholders is required, unless the business combination has been approved by a majority of directors not affiliated with the Interested Stockholder or unless certain conditions regarding minimum price and procedural protections are met with respect to each class of the Company's then outstanding voting stock. The provisions of the Certificate of Incorporation also require that the Board of Directors will not approve a proposal for a business combination or a tender offer until the Board of Directors has evaluated the proposal in light of its effect on the stockholders and employees of the Company and the communities served by the Company. These provisions of the Certificate of Incorporation could be used to make more difficult a change in control of the Company.

     The issued and outstanding shares of the Company's Common Stock are fully paid and nonassessable. The holders of the Company's Common Stock do not have any preemptive rights to subscribe for additional shares of capital stock of the Company. The holders of Common Stock have no conversion rights, the Common Stock is not subject to redemption by either the Company or a stockholder, and there is no restriction on the purchase by the Company of shares of Common Stock except for certain regulatory limits.

     The Company's Common Stock is listed on the New York and Chicago Stock Exchanges. First Chicago Trust Company of New York, or an affiliate thereof, is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

                              PLAN OF DISTRIBUTION

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered therein.

     The Company may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will set forth the terms of the Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

     Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or
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

underwriters with respect to each underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Any initial public offering price and any discounts or concession allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may be offered and sold by the Company through agents designated by the Company from time to time. Any agent involved in the offer and sale of any Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such offering. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. The Company may also issue contracts under which the counterparty may be required to purchase Securities. Such contracts would be issued with Securities in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

     The anticipated place and time of delivery of Securities will be set forth in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold and any discounts or commissions received by them from the Company and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for, the Company and its subsidiaries in the ordinary course of business. Banc One Capital Markets, Inc., an affiliate of the Company ("BOCM"), may from time to time act as an agent or underwriter in connection with the sale of the Securities to the extent permitted by applicable law. The participation of BOCM in the offer and sale of the Securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     This Prospectus and related Prospectus Supplements may be used by BOCM in connection with offers and sales related to secondary market transactions in the Securities to the extent permitted by applicable law.

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BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Securities offered hereby will be passed upon for the Company by Sherman I. Goldberg, General Counsel and Secretary of the Company, and for any underwriters, selling agents and certain other purchasers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Cravath, Swaine & Moore performs legal services for the Company from time to time.

                                    EXPERTS

     The consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as expert in accounting and auditing in giving said report.

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